DATED: 30 April 2008

Shareholders’ Agreement

between

Mr Lin Shuipan, Richwise International Investment Group Limited, Tiancheng Int’l Investment Group Limited, HK Haima Group Limited and Eagle Rise Investments Limited
as Ordinary Shareholders

and

Elevatech Limited
as Investor

and

Xdlong International Company Limited
as the Company

relating to

Xdlong International Company Limited

CONTENTS

1.	Interpretation	2

2.	Directors and Management	6

3.	Shareholder Meetings	8

4.	Information	9

5.	Reserved Matters	10

6.	Pre-emption on issues of New Securities	10

7.	Pre-emptions on transfers of Shares	11

8.	Tag-along	12

9.	Qualified IPO	13

10.	Rights during Listing Process	14

11.	Registration rights	15

12.	Representations and Warranties of the Shareholders	15

13.	FCPA warranty and undertaking	16

14.	Tax matters	16

15.	Adherence and Assignment	17

16.	Announcement	18

17.	Compliance	18

18.	Confidentiality	18

19.	Supremacy	20

20.	Termination	20

21.	General	20

22.	Waiver	21

23.	Notices	21

24.	Information to Investor	22

25.	Law and Jurisdiction	22

SCHEDULE 1

PART 1 : THE INVESTOR

PART 2 : THE ORDINARY SHAREHOLDERS

SCHEDULE 2 : FORM OF DEED OF ADHERENCE

SCHEDULE 3 : RESERVED MATTERS

SCHEDULE 4 : ARTICLES OF THE COMPANY

THIS AGREEMENT is dated 30 April 2008 and made

BETWEEN:

(1)
XDLONG INTERNATIONAL COMPANY LIMITED (“Company”), a company incorporated in the Cayman Islands having company number CT-207339 and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

(2)	ELEVATECH LIMITED (“Investor”) a company incorporated in Hong Kong and having its registered office at 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong; and

(3)	THE PERSONS whose names and addresses are set out in Part 2 of schedule 1 (the “Ordinary Shareholders” and each an “Ordinary Shareholder”).

WHEREAS:

This Agreement contains the terms upon which the Investor and the Ordinary Shareholders have agreed to regulate the affairs of the Company and the relationship between the Shareholders of the Company.

IT IS AGREED as follows:

1.	Interpretation

1.1	Definitions

In this Agreement:

“Acting in Concert” bears the meaning given to it in the Hong Kong Codes on Takeovers and Mergers and Share Repurchases;

“Adjustment Event” has the meaning given to it in the Share Purchase Agreement;

“Articles” means the Company’s amended and restated articles of association adopted on the date of this Agreement and set out in schedule 4 and thereafter as amended from time to time in accordance with this Agreement (and Article shall be construed accordingly);

“Board” means the board of Directors of the Company;

“Business Day” means a day other than Saturday or Sunday, on which banks are open for ordinary banking business in Hong Kong;

“Confidential Information” means all information (including this Agreement) that is confidential and which is (i) provided by the Investor or the Shareholders or (ii) used in or otherwise relates to the business, customers, suppliers, financial, technical or other affairs of any member of the Group including, without limitation, information relating to:

(A)	the preparation, negotiation or discussions relating to the investment in the Company by the Investor or execution of this Agreement or matters ancillary thereto;

(B)
the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, discount rates, prices, market research reports and surveys and advertising or other promotional materials; and

(C)	future projects, business development or planning, commercial relationships and negotiations;

(D)	information that has been supplied to any member of the Group in confidence; or

(E)	matters in respect of which any member of the Group is bound by an obligation of confidence to a third party,

that is disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to any other party (the “Receiving Party”) whether before or after the date of this Agreement;

“Control” when used with respect to any specified person means ownership of more than 50 per cent. of the voting shares capital or equivalent right of ownership of such company or entity, or power to direct its policies and management. The terms “Controlling”, “Controlling” Interest and “Controlled” have meanings correlative to the foregoing;

“Deed of Adherence” means a deed, substantially in the form set out in schedule 2;

“Directors” means the Directors of the Company in office for the time being;

“Disclosing Party” has the meaning given within the definition of Confidential Information;

“Fully Diluted” means calculated on the assumption that all Shares then capable of being issued on the exercise of all conversion rights, option, warrants and other contractual rights have been issued, irrespective of whether or not such rights are then exercisable;

“Group” means the Company and its Subsidiaries from time to time;

“Group Company” means the Company or any Subsidiary from time to time;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“IFRS” means the International Financial Reporting Standards as in effect from time to time, consistently applied during the periods involved;

“Initial Valuation” has the meaning given to it in the Share Purchase Agreement;

“Investor Director” means the Director appointed by the Investor pursuant to clause 2.2(A) or his or her alternate from time to time;

“IPO” means an initial public offering and listing of Ordinary Shares on a Stock Exchange, including a Qualified IPO;

“IRR” means the internal rate of return;

“Laws” mean any treaty, statute, directive, regulation, decision, order, instrument, by-law, or any other law of, or having effect in, any jurisdiction;

“Listing Process” shall mean the process of undertaking an application to any Stock Exchange for the listing of and permission to deal in Shares on such Stock Exchange;

“New Securities” means any Shares or other securities convertible into, or carrying the right to subscribe for Shares, issued by the Company, after the date of this Agreement;

“Ordinary Shares” means the Ordinary Shares of HK$0.10 each in the share capital of the Company, the rights and restrictions attached to which are set out in the Articles;

“parties” means the parties to this Agreement together with such persons as become bound by the terms of this Agreement pursuant to a Deed of Adherence from time to time (and “party” shall be construed accordingly);

“Performance Adjusted Per Share Price” has the meaning ascribed to it in schedule 4 of the Share Purchase Agreement;

“Preferred Shares” means the convertible redeemable preference shares of HK$0.1 each in the Company, the terms of which are set out in the Articles;

“Qualified IPO” has the meaning given to that term in the Share Purchase Agreement;

“RMB” means Renminbi, the lawful currency of the People’s Republic of China;

“Receiving Party” has the meaning given within the definition of Confidential information;

“Reserved Matters” means those matters set out in schedule 3;

“Selling Shareholders” means Mr Lin Shuipan and Richwise International Investment Group Limited.

“Shares” means Ordinary Shares and/or Preferred Shares, as appropriate;

“Share Purchase Agreement” means the agreement dated 28 March 2008 entered into between the Selling Shareholders, the Company, Dr Shi Jinlei and the Investor relating to the acquisition of 5.5 per cent. of the issued share capital of the Company as enlarged as a result of completion of the Subscription;

“Share Sale” means the sale of (or the grant of a right to acquire or to dispose of) any of the Shares (in one transaction or as a series of transactions) which will result in a bona fide third party purchaser of such Shares (or grantee of such right) and persons Acting in Concert with him (if any) together acquiring a Controlling Interest in the Company, save where following completion of such sale the shareholders in such purchaser and the proportion of shares held by each in such purchaser are the same as the Shareholders and their Shareholdings in the Company immediately prior to such sale;

“Shareholder” means any person who holds any Ordinary Shares or Preferred Shares; and “Ordinary Shareholder” and “Preferred Shareholder” shall be construed accordingly;

“Stock Exchange” means any reputable international stock exchange to which the Company submits its listing application, including but not limited to The Stock Exchange of Hong Kong Limited;

“Subscription” means the subscription by the Investor of 2,500 Preferred Shares representing 2.5 per cent. of the issued share capital of the Company as enlarged as a result of completion of the Subscription;

“Subscription Agreement” means the agreement dated 28 March 2008 entered into between the Investor, the Company and Mr Lin Shuipan in relation to the Subscription;

“Subsidiary” has the meaning ascribed to it in the Articles;

“Tax” means any liability of any member of or all of the Group to any form of taxation (including those of a provisional nature) whenever created or imposed and whether created or imposed in the British Virgin Islands, the Cayman Islands, Hong Kong, the PRC or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, income tax, enterprise income tax, local income tax, business tax, value added tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and exercise duties and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs, fiscal or other authorities whether of British Virgin Islands, the Cayman Islands, Hong Kong, the PRC or of any other part of the world and all interest, penalties, claim, damages, fines, costs, charges, public censure imposed by any authority and expenses incidental or relating to such Tax; and

“in writing” or “written” means written, printed, typewritten, lithographed or wholly expressed in any other mode representing or reproducing words, or partly one and partly another.

1.2         Construction of certain references

In this Agreement, where the context admits:

(A)
references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to this Agreement include the schedules;

(B)	references to the singular shall include the plural and vice versa and references to any gender shall include all genders;

(C)
“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(D)	“company” includes any body corporate;

(E)	references to the Shareholders include a reference to each of them; and

(F)
references to, or to any provision of, any Laws shall be construed also as references to all other Laws made under the Law referred to, and to all such Laws as for the time being amended, re-enacted (with or without amendment), consolidated or replaced or as their application is modified by other Laws from time to time.

1.3         Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4         Schedules

Each of the schedules shall have effect as if set out herein.

2.           Directors and Management

2.1         Role of the Board

The parties shall procure that the Board shall be responsible for the overall direction, supervision and management of the Group, provided that the Board shall not take any decision in relation to any of the Reserved Matters save as in the manner set out in clause 5.

2.2         Investor Director

The parties shall procure that the Investor shall have the right (but not the obligation):

(A)
to appoint and maintain in office such natural person as the Investor may from time to time nominate as a Director (“Investor Director”) (and as a member of each and every committee of the Board) and to remove any Director so appointed and, upon his removal whether by the Investor or otherwise to appoint another Director in his place; or

(B)	to appoint a representative to attend at each and any meeting of the Board and each and any committee of the Board who will be entitled to speak at any such meeting but will not vote.

2.3         Appointment and removal

The appointment and removal of any Investor Director pursuant to clause 2.2(A) or any representative pursuant to clause 2.2(B) shall be by written notice from the Investor to the Company and shall take effect upon delivery of written notice at the Company’s registered office or at any meeting of the Board or any committee of the Board. The Shareholders undertake to exercise their voting rights in the Company accordingly to ensure that any person nominated by the Investor to act as the Investor Director is duly appointed (if any).

2.4         Rights of representative

Any representative appointed pursuant to clause 2.2(B) shall have the same rights as the Investor Director and members of the relevant committee, as applicable, to receive notice of meetings.

2.5         Notice of meeting

The Company shall send to the Investor and to any Investor Director or any representative appointed under clause 2.2(B) (in electronic form if so required):

(A)	reasonable advance notice of each meeting of the Board (being not less than 7 Business Days, unless all the Directors consent to shorter notice) and each committee of the Board; and

(B)	as soon as practicable after each meeting of the Board (or committee of the Board) a copy of the minutes.

2.6         Participation in meetings by telephone

Directors may participate in any meeting of the Board by means of telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such meeting shall constitute presence in person at such meeting.

2.7         Information

The Investor Director shall be entitled to report to the Investor on all aspects of the affairs of the Group and to disclose to the Investor such information concerning the Group as he shall, in his absolute discretion, reasonably consider appropriate and/or as the Investor shall from time to time reasonably require.

2.8         Fees and expenses

(A)	The Company will reimburse all members of the Board for their reasonable out-of-pocket expenses incurred in connection with their attendance at Board meetings.

(B)	The parties agree that any independent Directors shall be entitled to customary director’s fees at such times and in such amounts as determined by the Board.

2.9         Composition of Board

In the event of a Qualified IPO being contemplated, the Board shall consider, following consultation with the Investor and the professional advisers engaged by the Company in relation to the Qualified IPO, changing the composition of the Board so that its composition is suitable for a public listed company in the circumstances then contemplated (including, for example, increasing the number of independent Directors on the Board).

2.10       Share qualification and alternates

(A)	The Directors shall not be required to hold any share qualification nor shall they be subject to retirement by rotation.

(B)
Each Director shall be entitled to appoint an alternate to act on his behalf as a Director, and the Company’s obligations hereunder to each Director and his respective appointor shall be taken to extend to such alternate (and any alternate shall count towards the forming of a quorum for the purposes of Board meetings if his appointor is not present).

2.11       Shareholders

The Shareholders undertake to the Company and each other, to the extent of their respective rights from time to time, to vote as shareholders of the Company to procure compliance by the Company and to procure compliance by the Board with the terms of clause 2.

2.12       Quorum

The quorum for meetings of the Board shall be as set out in the Articles.

2.13       Remuneration Committee

(A)
The Board shall establish a remuneration committee to whom the Board shall delegate the responsibility of determining the remuneration of Directors and members of the senior management of the Company (“Remuneration Committee”).

(B)	The Remuneration Committee comprise a minimum of three Directors, including the Investor Director (if any).

2.14       Audit Committee

The Board shall establish an audit committee (“Audit Committee”), comprising of a minimum of three Directors, including the Investor Director (if any). The Audit Committee shall have general responsibility for overseeing all accounting and auditing matters of the Company and its Subsidiaries, including, among other things:

(A)	selecting and monitoring the independence of the independent public accountants of the Company and its Subsidiaries;

(B)	approving the scope and timing of the work to be performed and the compensation to be paid to the independent auditors of the Company and its Subsidiaries;

(C)	reviewing with the Company’s management and the independent auditors:

(1)	the financial accounting and reporting principles appropriate for the Company and its Subsidiaries;

(2)	the policies and procedures concerning audits, accounting, internal controls and financial controls; and

(3)	recommendations to improve existing practices and the qualifications and work of the internal auditing staff, if any;

(D)	reviewing with the independent auditors the results of their audit and their report including any changes in accounting principles and any significant adjustments; and

(E)	meeting with representatives of the internal audit staff to review the plan and scope of work for the internal audit staff.

The Audit Committee shall have the power and authority to investigate any matter falling within its jurisdiction (with the ability to retain special counsel to assist in any such investigation) and may meet in executive session with the independent auditors and representatives of the internal audit staff to review matters of concern presented to the Audit Committee.

3.           Shareholder Meetings

3.1         Quorum

The quorum for meetings of members of the Company shall be as set out in the Articles.

3.2         Registration of Shareholders

The Company undertakes to each Shareholder and the Shareholders undertake to each other that they each will procure, to the extent of their respective rights from time to time to vote as Shareholders and as Directors, so that no person is registered as holder of any Shares (whether upon transfer of transmission or by issue) except in accordance with this Agreement and the Articles.

3.3         Voting Rights

Each holder of Preferred Shares shall be entitled to vote at members’ meetings on an as-converted basis together with the holders of Ordinary Shares.

3.4         Encumbrances

No holder of Shares may transfer or otherwise dispose or pledge, grant an option over, mortgage, charge or otherwise encumber any Share (or any beneficial interest therein) other than in accordance with this Agreement and the Articles.

4.           Information

4.1         Financial information

The Company and the Ordinary Shareholders undertake to the Investor that upon the request of the Investor, the Company shall deliver to the Investor in such form as agreed between the Company and the Investor or the Investor Director (if any):

(A)
in respect of the three financial quarters immediately following the date of this Agreement, and within 45 days of the end of each such financial quarter, the Group’s consolidated quarterly financial statements (profit and loss statement, cash flow statement, balance sheets) and each Group Company’s financial statements (profit and loss statement, cash flow statement, balance sheets), together with a quarterly business review;

(B)
audited consolidated annual financial statements (project and loss statement, cash flow statement, balance sheets) of the Group in accordance with IFRS and individual annual financial statement (profit and loss statement, balance sheets) of each Group Company as soon as the same is available but in any event no later than 120 days after each year end; and

(C)
within 4 calendar months after the end of each relevant financial year, copies of the profit and loss accounts and balance sheets of each Group Company (and for the Company on a consolidated basis), audited, in each case, by an independent accounting firm of international reputation.

4.2         Budget

The Company and the Ordinary Shareholders undertake to the Investor that the Company shall deliver to the Investor, as soon as it becomes available and not later than 30 April each year, the Group’s annual budget in relation to the relevant financial year in such form and detail as the Board shall reasonably require.

4.3         Business of the Group

The Company shall keep the Investor informed of material matters relating to the progress of the Group’s business to such extent and in such form and detail as the Investor may from time to time reasonably require and shall supply to the Investor such written particulars of any matters concerned with and arising out of the activities of the Group as the Investor may from time to time reasonably require.

4.4         Offer to acquire

The Company shall give the Investor written notice of any offer which is proposed to be made to all or any Shareholders to purchase from them any of their Shares forthwith upon the Company becoming aware of the same.

4.5         Violation of laws

The Company shall notify the Investor in writing promptly upon its becoming aware of any violation by any Group Company of any applicable Laws which may materially and adversely affect the business of any Group Company.

5.           Reserved Matters

The Company (so far as it is lawful for it to do so) and the Ordinary Shareholders each hereby undertake to the investor that they shall each use their respective rights and powers to procure (so far as they are able) that none of the Reserved Matters shall be transacted, carried out or approved by the Board or the Company or the board of directors of any Group Company or any Group Company without the prior written consent of the Investor Director (if any) or the Investor if no Investor Director is appointed.

6.           Pre-emption on issues of New Securities

6.1         Pro-rata offer

Prior to a Qualified IPO, before any New Securities are issued they shall first be offered (“Original Offer”) to each of the Shareholders pro rata to:

(A)        the number of Ordinary Shares held by such Shareholders; and

(B)
the number of Ordinary Shares that the Investor would hold at such time if it converted its holding of Preferred Shares in full into Ordinary Shares at the then applicable conversion rate pursuant to Article 4A.2(C) of the Articles (“Pro Rata Entitlement”).

6.2         Original Offer

(A)          The Original Offer shall be made by notice specifying:

(1)        the number and class of New Securities being offered; and

(2)        the price per New Security being offered,

and limiting a time (not being less than ten (10) Business Days or greater than thirty (30) Business Days) (“Offer Period”) after such notice is deemed given within which the offer, if not accepted by a written notice having been given to the Company, will be deemed to be declined.

(B)
After the expiration of the Offer Period, or on the receipt of an indication from a Shareholder that it declines to accept the New Securities offered or any of them, the Original Offer shall be deemed withdrawn in respect of that Shareholder.

6.3         Second Offer

(A)
If the investor or any of the other Shareholders do not take up their Pro Rata Entitlement so that there are excess New Securities (“Excess”) available for issue under such offer, the Excess shall be offered to the Investor and the other Shareholders who have taken up their Pro Rata Entitlement in accordance with, their respective Pro Rata Entitlements and in accordance with the provisions set out above in this clause 6 in relation to the Original Offering (“Second Offering”).

(B)	If any Excess remains available after the Second Offering it shall not be available for allotment and issue to any Shareholder or third party without the consent of the Board.

6.4         Exceptions

This clause 6 shall not apply:

(A)	upon the conversion or reclassification of one class of Shares or other securities of the Company already in issue into another class of Shares or securities of the Company; or

(B)	exercise of any anti-dilution rights by the Investor as set out under Article 4A.2 of the Articles; or

(C)         upon an Adjustment Event.

7.           Pre-emptions on transfers of Shares

7.1         Investor’s consent

Each of the Selling Shareholders undertakes to the Investor that it shall not, directly or indirectly, sell, transfer, assign, pledge, charge or otherwise dispose of any Share or any interest in any Share or any other interest in any Group Company (whether debt or equity) or any of its rights, title, interests, benefits or obligations under this Agreement except with the prior written consent of the Investor. Any transfer of Shares that is made other than in accordance with this clause 7.1 shall be void.

7.2         Restrictions on disposal

No Shareholder shall sell, transfer, assign, pledge, charge or otherwise dispose of any Share or any interest in any Share except as permitted by this clause 7.

7.3         Transfer Notice

Subject to clause 7.1, a Shareholder wishing to transfer Shares (“Seller”) shall give notice in writing (“Transfer Notice”) to each of the other Shareholders (“Ongoing Shareholders”) specifying the details of the proposed transfer, including the identity of the proposed buyer(s), the number of Shares proposed to be transferred and the sale price for the Shares.

7.4         Ongoing Shareholders’ response

Within 28 Business Days of the Transfer Notice having been given, each of the Ongoing Shareholders shall give a notice to the Seller stating whether it wishes to purchase a proportion of the Shares referred to in the Transfer Notice, which (i) the number of Ordinary Shares, or (ii) the total number of Ordinary Shares that the Preferred Shareholder would hold at such time if such Preferred Shares were converted in full into Ordinary Shares at the then applicable conversion rate pursuant to Article 4A.2(C) of the Articles (as the case may be) held by him bears to the total number of Fully Diluted Ordinary Shares, at the sale price specified in the Transfer Notice.

7.5         Sale to a third party

If any of the Ongoing Shareholders fail to give notice under clause 7.4:

(A)	the Seller is entitled to transfer such portion of his Shares to the third party buyer identified in the Transfer Notice at a price not less than the price specified in the Transfer Notice; and

(B)	the Seller shall procure that any buyer of Shares that is not a party to this Agreement shall, at completion of the acquisition, enter into a Deed of Adherence.

7.6         Exceptions

(A)	The provisions of this clause 7 shall not apply for an Adjustment Event.

(B)
The provisions of this clause 7 shall not apply for the conversion and/or reclassification of one class of Shares or securities of the Company in issue into another class of Shares or securities of the Company.

(C)
The provisions of this clause 7 shall not apply to any sale, transfer, assignment, pledge, charge or otherwise disposal of any Share or any interest in any Share by the Investor to any of its Affiliate, provided that:

(1)	the Investor shall give prior notice of such transfer to the other Shareholders; and

(2)	if the transferee of the Shares ceases to be an Affiliate of the Investor, the Shares will be transferred back to the Investor unless the other Shareholders consent in writing.

8.           Tag-along

8.1         Tag-along offer

(A)
Unless the Investor otherwise consents in writing, no sale or transfer (directly or indirectly) of the legal or beneficial interest in any Shares may be made or validly registered, unless the Shareholder proposing the transfer (“Proposing Transferor”) shall have procured that a written and irrevocable offer complying with the provisions of clause 8.2 is made by the proposed transferee to the Investor (“Tag-along Offer”).

(B)	The Proposing Transferor shall promptly notify the Directors of details of the proposed sale and the identity of the proposed transferee.

(C)
For the avoidance of doubt, the provisions of clause 7 shall apply to transfers referred to in this clause 8 and the provisions of clauses 7.3 and clause 7.4 shall be complied with prior to a Tag-along Offer being made pursuant to this clause.

8.2         Terms of offer

The Tag-along Offer shall:

(A)	offer to acquire such percentage of the Investor’s Shares as is equal to the percentage of the Proposing Transferor’s Shares being proposed for sale or transfer by the Proposing Transferor;

(B)	be open for acceptance for a period of at least 15 Business Days following the making of the offer;

(C)	be on no less favourable terms than the terms of the sale of Shares by the Proposing Transferee; and

(D)	be completed at the same time and at the same price as the transaction triggering the provisions of this clause 8.

8.3         Exceptions

The provisions of this clause 8 shall not apply for an Adjustment Event.

9.           Qualified IPO

9.1         Timing

The parties’ shall use their best efforts to effect a Qualified IPO as soon as practicable and in any event within 2 years of the date of this Agreement. Each of the Company and the Selling Shareholders agrees to keep each of the other Shareholders informed of all and any developments which might lead to any Qualified IPO.

9.2         Post-IPO sales of Shares

It is hereby agreed by the parties that, upon a Qualified IPO, the Investor and the Selling Shareholders shall:

(A)	to the extent required by:

(1)	the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (“Listing Rules”); or

(2)	any equivalent requirements of any Stock Exchange,

retain such number of their Shares held at the time of the Qualified IPO for such period after the Qualified IPO as is required by the Listing Rules or the rules and requirements of the relevant stock exchange; and

(B)
have regard to the recommendation of the Company’s underwriters on a Qualified IPO in determining their respective sale of Shares upon the Qualified IPO and shall make such determination with a view to ensuring the success of the Qualified IPO, without prejudice to the Investor’s rights under clause 10.3.

9.3         Top-up acquisition

Upon a Qualified IPO, the Investor shall be entitled to purchase, at its option, such number of the Ordinary Shares of the Company offered in the Qualified IPO at a price per Share equal to the offering price in the Qualified IPO as may be necessary in order to maintain its ownership percentage in the Company following the Qualified IPO at the same percentage as it was immediately before the completion of the Qualified IPO on a Fully Diluted basis.

9.4         Sale on IPO

(A)
The parties expect that, on a Qualified IPO, the offering will comprise of both new and existing Ordinary Shares. Upon a Qualified IPO and if and to the extent that there is to be an offer for sale of existing Ordinary Shares (“OFS Shares”), if any, each Shareholder shall have the right (but not the obligation) to sell the number of Shares resulting from the following formula (rounded down to the nearest whole number):

A x B/C

Where:

“A” is the total number of OFS Shares (if any);

“B” is the number of Shares held by that Shareholder on a Fully Diluted basis immediately prior to the Qualified IPO; and

“C” is the total number of Shares held by all Shareholders on a Fully Diluted basis immediately prior to the Qualified IPO.

(B)
If any Shareholder decides not to exercise its right to sell, then the remaining Shareholders (including, for the avoidance of doubt, the Investor) can take up the right not exercised, on a basis to be agreed between all of the Shareholders that are exercising their right to sell, and provided always that the Investor shall not sell more than 50 per cent of the Shares it holds.

10.         Rights during Listing Process

10.1       Listing Process

In the event that the Stock Exchange to which the Company submits its listing application indicates in writing to the Company that for the purpose of considering and approving the IPO, the parties to this Agreement should consider amending or deleting any provision of this Agreement, the Company shall immediately inform the parties of such written indication and, after the Company has used its best endeavours in negotiating and in assisting the parties to undertake negotiations with the Stock Exchange in relation to such amendments, the parties shall act in good faith and use their reasonable commercial endeavours to consult and to resolve such request of the Stock Exchange in a manner that does not cause delay to the Listing Process.

10.2       Amendments conditional

Any amendments pursuant to clause 10.1 shall be conditional upon completion of the IPO which shall be deemed to take place when the Shares are traded on the relevant Stock Exchange. If completion of a proposed IPO does not occur within 6 months of the parties agreeing to any amendments to this Agreement in accordance with clause 10.1, such amendments shall be void.

10.3       Approval of Qualified IPO

(A)	The venue of any IPO (including a Qualified IPO) other than the Main Board of the Hong Kong Stock Exchange shall be subject to the Investors’ prior written consent.

(B)
The offering size of any IPO (including a Qualified IPO) shall be subject to the Investor’s prior written consent if the number of newly issued Shares available for subscription (including new Shares to be issued pursuant to the exercise of the over-allotment option) would represent more than 25 per cent. of the total number of Shares in issue following the completion of the IPO on a Fully Diluted basis.

11.         Registration rights

The Company undertakes that prior to any listing of any of its Shares in the United States (or any other jurisdiction) where relevant, it shall prepare or procure the preparation of a registration rights agreement (at the Company’s cost) in customary form and shall enter into such agreement with the Investor granting the Investor customary registration rights including (without limitation) demand registration rights and piggy-back registration rights.

12.         Representations and Warranties of the Shareholders.

12.1       Each Shareholder represents and warrants to the other Shareholders that:

(A)	such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(B)	the execution, delivery and performance of this Agreement and the related agreements to which it is a party by such Shareholder and performance of its obligations hereunder and thereunder:

(1)
are within the organizational powers of such Shareholder, have been duly authorized by all necessary action, and do not and will not contravene any provision of law applicable to it or any contractual restriction binding on or affecting it;

(2)
do not require any other approval, authorization, license, exemption from, consent of, or filing with, any governmental agency or authority, court or any other third party except for those which have been duly obtained or made and are in full force and effect, and are not, and will not be, in contravention of the terms of such Shareholder’s organizational documents or any amendment thereof;

(3)
will not conflict with or result in any breach or contravention of or the creation of any lien under any agreement, instrument or undertaking to which such Shareholder is a party or by which it is bound; and

(4)
are and will be valid and legally binding obligations of such Shareholder enforceable against such Shareholder in accordance with the terms hereof or thereof, except as limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting generally the enforcement of creditors’ rights.

(C)
there is no action, suit, arbitration, investigation, Tax audit or proceeding pending, or to the actual knowledge of such Shareholder, threatened or contemplated against such Shareholder before any court or administrative agency nor is any substantial basis for any such litigation known to exist, which either questions the legality, validity or propriety of this Agreement or the transaction contemplated hereunder, or could materially affect its ability to carry out its obligations under this Agreement; and

(D)
such Shareholder has complied and is in compliance in all material respects with all applicable laws (including Tax laws), decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of such Shareholder, its Affiliates or the Company or on the ability of such Shareholder to perform its obligations under this Agreement.

13.         FCPA warranty and undertaking

13.1       Warranties and representations

(A)
The Company warrants and represents to the Investor that none of the Company nor any of its Subsidiaries or any director, officer, agent, employee, or any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), has violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(1)

(a)	influencing any act or decision of such Government Official in his official capacity,

(b)	inducing such Government Official to do or omit to do any act in relation to his lawful duty,

(c)	securing any improper advantage, or

(d)	inducing such Government Official to influence or affect any act or decision of any Government Entity, or

(2)	in order to assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to the Company or its subsidiary.

(B)
“Government Entity” as used in the clause 13.1(A) above means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

13.2
The Company undertakes and covenants with the Investor that it will ensure that the warranties and representations set out in clause 13.1 remain true, accurate and not misleading at all times after the Completion for so long as the Investor or the Investor’s Affiliate remains a shareholder.

14.         Tax matters

14.1
The Company will make reasonable inquiries and report to the Investor as to whether it has currently or at the end of each year five or fewer persons who are “United States shareholders” that collectively own more than fifty percent of the Company shares. For this purpose, a “United States shareholder” is a direct or indirect holder of at least ten percent of the Company shares that is:

(A)	a United States citizen; or

(B)
an individual who is a lawful permanent resident of the United States or was present in the United States for more than 183 days in the aggregate in the current calendar year and the two immediately preceding calendar years; or

(C)	an entity that is organized in the United States; or

(D)
an estate whose income is subject to United States federal income tax or a trust subject to primary supervision in the Unites States where a United States person is authorized to control ail substantial decisions of the trust.

14.2	The Company and any of its Subsidiaries have not made any US tax elections and will not make any United States tax elections in the future without the prior written consent of the Investor.

14.3
The Company and its Subsidiaries shall reasonably assist the Investor and the Affiliates of the Investor in complying with their obligations under the United States tax laws. Such assistance shall include: (i) the Company permitting the Investor and any of its advisors or representatives to examine, inspect and copy the permanent books of account, records and other documents of the Company and each of its Subsidiaries; and (ii) if the Investor determines in its sole opinion that it is required, each year the Company and each applicable Subsidiary shall provide to the Investor a statement signed by the Company or the respective Subsidiary (or an authorized representative of the Company or the respective Subsidiary) (the “PFIC Annual Information Statement”) stating:

(A)	the dates to which the statement applies,

(B)
that the Investor has been and will be permitted to examine, inspect and copy the books of account, records and such other documents of the Company and each applicable Subsidiary as are necessary for the Investor or the Investor’s advisers to calculate the amount of the Company’s or each applicable Subsidiary’s ordinary earnings and net capital gain according to United States federal income tax accounting principles and the Investor’s pro rata shares thereof,

(C)	any distributions made by the Company or applicable Subsidiary during such period, and

(D)	any other information about the income and gains of the Company and each applicable Subsidiary which the Investor requires to complete its United States tax returns.

14.4	The Company and all the Subsidiaries will file all Tax Returns and make all Tax payments in a timely manner.

14.5	The Company and all the Subsidiaries will carry out all transactions on an arms-length basis.

15.          Adherence and Assignment

15.1        Binding effect

Subject to this clause 14, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the parties.

15.2       Successors and assigns

Except for an assignment by the Investor to any of its Affiliates, no party or their respective successors and assignees shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of the other parties.

15.3       Adherence

No transfers of Shares (including, without limitation, upon exercise of options) or issues or allotments of new Shares (including, without limitation, upon exercise of options) or assignment under clause 7.1 shall take place unless the transferee or allottee or assignee either is a party to this Agreement or has entered into the Deed of Adherence.

16.          Announcement

16.1        Disclosure

Save as required by any applicable laws or regulations or in relation to information which is publicly available (other than by reason of any wrongful disclosure of the same), no party shall, save with the prior written consent of the other parties, make any announcement or otherwise disclose or divulge any information, concerning the Investors’ involvement with, or interest in, the Company or the Group including (without limitation) any of the terms set forth in this Agreement, or use the name of Goldman Sachs Group Inc., or any Affiliate of the Investor without obtaining in each instance the prior written consent of the Investor.

16.2       Survival of termination

The restrictions contained in this clause 16 shall survive the termination of this Agreement and continue without limit of time.

17.         Compliance

17.1       Compliance by Company

The Company undertakes to each Shareholder that it will observe and perform the provisions of this Agreement and the documents entered into pursuant to this Agreement.

17.2       Compliance by Ordinary Shareholders

Each of the Ordinary Shareholders shall, in so far as it lies within their power for the time being and are lawfully able and subject to any fiduciary duties if applicable, use reasonable endeavours to ensure compliance by the Company with its obligations and other commitments under this Agreement and the documents entered into pursuant to this Agreement, and the Articles and to inform the Investor forthwith on their becoming aware of any breach of the same.

18.         Confidentiality

18.1       Confidentiality obligations

During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever, the Receiving Party shall:

(A)	keep the Confidential Information confidential;

(B)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with clauses 18.2 or 18.4 below;

(C)
not issue any press release with respect to any arrangement under this Agreement, the Share Purchase Agreement and the Subscription Agreement, except with the prior written consent of the Company and of the Investor; and

(D)
not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement and in connection with any services being properly performed as a director, officer or employee of any of the Group Companies.

18.2       Permitted disclosure

During the term of this Agreement, the Receiving Party and/or its affiliates may disclose the Confidential Information to the following persons:

(A)
if the Receiving Party is the Company, Selling Shareholders or the other Shareholders, to each of its directors, employees, financial advisers or legal advisers and persons involved in the Listing Process;

(B)
if the Receiving Party is the Investor or its affiliates, to its affiliates and its and their respective employees, officers, directors, agents and advisors, fund managers and investors, regulatory authorities or otherwise as required by law or in connection with legal proceedings; or

(C)	its professional advisers provided that such disclosure has a legitimate business purpose.

18.3       Recipients of Confidential Information

The Receiving Party shall use its reasonable endeavours to procure that each recipient of the Confidential Information (as permitted under clause 18.2) is made aware of, and complies with, all the Receiving Party’s obligations of confidentiality under this Agreement as if the recipient was itself a party to this Agreement.

18.4       Exceptions

The obligations contained in clauses 18.1 to 18.3 shall not apply to any Confidential Information which:

(A)
is at the date of this Agreement in, or at any time after the date of this Agreement comes into, the public domain other than through breach of this Agreement by a Receiving Party or any subsequent recipient (as permitted under clause 18.2);

(B)
can be shown by the Receiving Party and/or its affiliates to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

(C)	subsequently comes lawfully into the possession of the Receiving Party and/or its affiliates from a third party;

(D)
is required for the Receiving Party and/or its affiliates to be disclosed according to any applicable laws or regulations or the requirements of any judicial or regulatory body or authority which it is subject to; or

(E)	is required to be disclosed by a party and/or its affiliates in order to enable it to enforce its rights under this Agreement.

19.         Supremacy

In the event of any conflict between the terms of this Agreement and the Articles then or the constitutional documents of any other Group Company in effect at such time, the parties agree that (as amongst themselves but not so as to amend the Articles), the provisions of this Agreement shall prevail and the Shareholders undertake to each other to take all necessary actions to procure that the Articles or such constitutional documents of such other Group Company are amended to ensure that the provisions of this Agreement are given full effect.

20.         Termination

This Agreement shall expire and (save for accrued rights and obligations) be of no further force or effect upon the earlier of:

(A)	in respect of any party (other than the Company), that party ceasing to hold any Shares; or

(B)	completion of a Share Sale or a Qualified IPO; or

(C)	by the agreement in writing of the Investor.

21.         General

21.1       No partnership or agency

Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership between the parties or any of them and no party shall hold himself out as an agent for any other party for any purpose save with the prior written consent of such other party. In addition, unless otherwise agreed in writing between the parties, neither of them shall enter into any contracts or commitments with any third party as agent for any Group Company or for the other party nor shall either party describe itself as such an agent or in any way hold itself out as being such an agent.

21.2       Entire Agreement

The parties agree that this Agreement, the Share Purchase Agreement and the Subscription Agreement together represent the entire agreement between the parties in relation to the matters the subject matter hereof and shall replace and supersede any previous agreement or understanding between all or any of the parties in relation to all or any such matters.

21.3       Severability

The provisions contained in each clause and/or sub-clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others. The rights of the parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them unless otherwise specifically provided for under this Agreement and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other rights of the Investors whether under this Agreement or otherwise unless otherwise specifically provided for under this Agreement.

21.4       Further assurances

Each Shareholder shall procure the passing of such resolutions, execute such documents and waivers and generally do everything further reasonably required by the Investor effectively to comply with their obligations under this Agreement and to vest the full benefit of this Agreement in the Investor.

21.5        Costs and expenses

Without prejudice to clause 21.4, each party shall pay its own costs of, and incidental to, the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it.

21.6       Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and  the same instrument. This Agreement shall not be effective until each party has executed a counterpart.

21.7       Variation

No variation of this Agreement shall be binding on any party unless and to the extent that the same is recorded in a written agreement duly entered into by all parties.

22.         Waiver

Failure by any party at any time or times to require performance of any provision of this Agreement shall in no manner affect his right to enforce such provision at a later time. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement (whether by conduct or otherwise) shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or be deemed to be, or construed as, the breach of, or a waiver of, any other term, covenant, representation or warranty contained in this Agreement.

23.         Notices

23.1       Form

Any notice or other communication under or in connection with this Agreement shall be in writing, in the English language and delivered personally or sent by post pre-paid recorded delivery (and air mail if overseas) or by fax, to the party due to receive the notice at its address or fax number set out in schedule 1 of this Agreement, or such other address or fax number as any party may specify by notice in writing to the others.

23.2       Receipt

In the absence of evidence of earlier receipt, any notice or other communications is deemed given:

(A)	if delivered personally, when the person delivering it obtains the signature of receipt from a person at the relevant address;

(B)	if sent by mail other than air mail, two business days after posting it; and

(C)	if sent by air mail, six business days after posting it; and

(D)
if sent by fax, when despatched subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by fax after 17:00 hours Hong Kong time (at the place where such fax is to be received) on any day shall be deemed to have been received at 08:00 hours on the next business day.

23.3       Service

In proving service of any notice it shall be sufficient to prove:

(A)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

(B)	in the case of a notice personally delivered that it was declined to or left at the specified address;

(C)	in the case of a notice sent by fax that it was duly despatched to the specified number as confirmed by a transmission report; and

(D)	in the case of a notice sent by air courier that it was delivered to a representative of the courier.

24.         Information to Investor

The Company shall keep the Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its subsidiaries, so that the Investor will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and Company and/or the relevant Shareholders shall reasonably cooperate with the Investor, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by the Investor, making a public announcement of such matters).

25.         Law and Jurisdiction

25.1       Hong Kong Law

This Agreement shall be governed by, and construed in accordance with, Hong Kong law.

25.2       Dispute Resolution

(A)
Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre (HKIAC) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The HKIAC shall be the arbitration commission.

(B)
The seat of the arbitration shall be Hong Kong and the arbitration shall take place at the HKIAC. There shall be three arbitrators, one of whom shall be nominated by the Investor, one of whom shall be jointly nominated by the other parties to the arbitration and one of whom shall be nominated by the HKIAC, who shall act as the chairman of the tribunal. The award shall be given by majority decision. If there be no majority, the award shall be made by the Chairman of the tribunal alone.

(C)	The language to be used in the arbitral proceedings shall be English.

(D)
By agreeing to arbitration pursuant to this clause, the parties waive irrevocably their right to any form of appeal, review or recourse to any state court of other judicial authority, insofar as such waiver may validly be made.

(E)
Any party shall have the right to seek interim injunctive relief from a court of competent jurisdiction, both before and after the arbitrators have been appointed, at any time up until the arbitrators have made their final award.

AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written.

Company

SIGNED by LIN SHUIPAN duly authorised for and on behalf of XDLONG INTERNATIONAL COMPANY LIMITED	) ) ) ) )

Ordinary Shareholders
SIGNED by LIN SHUIPAN	)

SIGNED by Chen Shuli duly authorised for and on behalf of TIANCHENG INT’L INVESTMENT GROUP LIMITED	) ) ) ) )

SIGNED by Chong Wai Sum duly authorised for and on behalf of HK HAIMA GROUP LIMITED	) ) ) )

SIGNED by Liu Zeng Hong duly authorised for and on behalf of EAGLE RISE INVESTMENTS LIMITED	) ) ) ) )

SIGNED by Dr Kenry Shi duly authorised for and on behalf of RICHWISE INTERNATIONAL INVESTMENT GROUP LIMITED	) ) ) ) )

30

Company

SIGNED by LIN SHUIPAN duly authorised for and on behalf of XDLONG INTERNATIONAL COMPANY LIMITED	) ) ) ) )

Ordinary Shareholders

SIGNED by LIN SHUIPAN	)

SIGNED by Chen Shuli duly authorised for and on behalf of TIANCHENG INT’L INVESTMENT GROUP LIMITED	) ) ) ) )

SIGNED by Chong Wai Sum duly authorised for and on behalf of HK HAIMA GROUP LIMITED	) ) ) )

SIGNED by Liu Zeng Hong duly authorised for and on behalf of EAGLE RISE INVESTMENTS LIMITED	) ) ) ) )

SIGNED by Dr Kenry Shi duly authorised for and on behalf of RICHWISE INTERNATIONAL INVESTMENT GROUP LIMITED	) ) ) ) )

Investor

SIGNED by duly authorised for and on behalf of ELEVATECH LIMITED	) ) ) )